Exhibit 99.1

BTCS Reports 1,327% Year-Over-Year Gain in Digital Assets

Digital Assets now valued at approximately $7 million, driven by additional investment and continued rally

Silver Spring, MD – (Globe Newswire – January 11, 2021) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a digital asset and blockchain technology focused company, provides an update on its business and digital asset portfolio.

Establishing positions in key digital assets is a core part of the Company’s business plan. Through timely purchases of Bitcoin and Ethereum, BTCS has substantially grown its digital asset portfolio over the past 18-months. The table below summarizes the Company’s Digital Asset growth over the last six quarters:

Digital Assets Held at Period End
Asset	2019Q3	2019Q4	2020Q1	2020Q2	2020Q3	2020Q4
BTC	14.9	20.6	20.6	54.3	63.6	66.9
QoQ Change		38%	0%	163%	17%	5%
ETH	584.7	985.0	985.0	2,304.6	2,554.7	2,674.2
QoQ Change		68%	0%	134%	11%	5%

The Fair Market Value of the Company’s digital asset position increased 1,327% to $3.9 million in 12-months ended December 31, 2020. The table below, based on year-end prices of $29,325 per BTC and $739 per ETH, summarizes the Fair Market Value of the Company’s Digital Assets over the past six quarters:

Fair Market Value of Digital Assets
Asset	2019Q3	2019Q4	2020Q1	2020Q2	2020Q3	2020Q4
BTC	$123,733	$148,406	$132,831	$496,027	$685,331	$1,962,538
QoQ Change		20%	-10%	273%	38%	186%
YoY Change						1222%
ETH	$105,175	$127,662	$131,582	$521,552	$909,478	$1,976,260
QoQ Change		21%	3%	296%	74%	117%
YoY Change						1448%
Total	$228,908	$276,068	$264,413	$1,017,579	$1,594,809	$3,938,798
QoQ Change		21%	-4%	285%	57%	147%
YoY Change						1327%

The Company believes Bitcoin, Ethereum, and certain other digital assets are a great store of value and can be an effective hedge against monetary debasement in the wake of multi-trillion-dollar economic bailouts. Bitcoin has rallied over 700% from its March 2020 low, which the Company believes is driven by institutional interest in digital assets, PayPal allowing its customers to buy and sell bitcoin through their platform, and a flight to safety during the ongoing COVID-19 pandemic and political turmoil. On January 8, 2021, the Company’s digital asset portfolio had a Fair Market Value of approximately $7 million, which includes $800,000 worth of digital assets purchased with the proceeds of management’s recent $1.1 million investment.

“Our original thesis that has guided our operating decisions across the years has proven very prescient over the past 12 months,” stated Charles Allen, CEO of BTCS. “While we are pleased with the strong gains of 2020, management believes the best is ahead for BTCS and recently backed this belief by investing $1.1 million into the Company, representing a substantial financial commitment. We want to thank our shareholders for their continued support and look forward to sharing more of our successes with you in 2021 and beyond.”

While the Company continues to believe Bitcoin and Ethereum are a great store of value, going forward, it plans to utilize its industry experience to further expand the Company’s Digital Asset holdings to diversify risk as it continues to grow its business. BTCS also plans to avoid digital assets which it believes may be classified as digital securities.

Digital Assets, which are not securities such as Bitcoin and Ethereum, are non-productive indefinite life intangible assets according to U.S. GAAP. Therefore, the Company anticipates that the carrying value of our Digital Assets on our balance sheet for the year ended 2020 will be approximately $1 million. Digital assets are carried on our balance sheet at the lowest price they have been since the date of purchase.

About BTCS:

BTCS is one of the first U.S. publicly traded companies focused on digital assets and blockchain technologies. BTCS plans to acquire additional Digital Assets to provide investors with indirect ownership of Digital Assets that are not securities, such as bitcoin and ether. We intend to acquire Digital Assets through open market purchases. We are not limiting our assets to a single type of Digital Asset and may purchase a variety of Digital Assets that appear to benefit our shareholders, subject to the limitations of the Investment Company Act of 1940. We are also internally developing a digital asset data analytics platform and seeking to acquire controlling interests in businesses in the blockchain industry. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding our belief regarding our belief that our digital assets are a great store of value and can be an effective hedge against monetary debasement, our growth plans and our belief regarding future financial results for the Company. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, falling Bitcoin and/or Ethereum prices, our management failing to execute their plan, and other risks set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

Michal Handerhan

BTCS Inc.

(202) 430-6576

IR@btcs.com